As filed with the Securities and Exchange Commission on December 30, 2016

Registration No. 333-172332

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Registration No. 333-172332

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Energy Future Holdings Corp.

(Exact name of Registrant as Specified in Its Charter)

Texas	46-2488810
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1601 Bryan Street

Dallas, Texas 75201-3411

(Address, including Zip Code, of Registrant’s Principal Executive Offices)

2007 Stock Incentive Plan for Key Employees of

Energy Future Holdings Corp. and its Affiliates

(Full Title of Plan)

Andrew M. Wright

EFH Corporate Services Company

Executive Vice President and General Counsel

1601 Bryan Street

Dallas, Texas 75201-3411

(214) 812-4600

(Name, address, zip code, and telephone number,

including area code, of agent for service)

With a copy to:

Robert B. Little

Gibson, Dunn & Crutcher LLP

2100 McKinney Avenue

Dallas, Texas 75201

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

EXPLANATORY STATEMENT

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) is an amendment to the Registration Statement on Form S-8 (Reg. No. 333-172332) (the “Registration Statement”) of Energy Future Holdings Corp. (the “Company”), filed with the Securities Exchange Commission on February 18, 2011, which registered 72,000,000 shares of the Company’s common stock, without par value (the “Company Common Stock”), pursuant to the Company’s 2007 Stock Incentive Plan.

On April 29, 2014, the Company, Energy Future Intermediate Holding Company LLC, EFIH Finance Inc. and certain of the Company’s other subsidiaries filed voluntary petitions for relief (the “Bankruptcy Filing”) under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware.

In connection with the Bankruptcy Filing, the offerings pursuant to the Registration Statement have been terminated. The Company hereby removes from registration any shares of Company Common Stock registered under the Registration Statement that remain unsold under the Registration Statement as of the filing date of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on December 30, 2016.

ENERGY FUTURE HOLDINGS CORP.

By:	/s/ Paul M. Keglevic
Name:	Paul M. Keglevic
Title:	President, Chief Executive Officer, Chief Restructuring Officer and Chief Accounting Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933.